UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 10, 2021

SURGALIGN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38832	83-2540607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 315, Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 303-4651

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
common stock, $0.001 par value	SRGA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Effective September 10, 2021, Stuart F. Simpson resigned as Chairman of the Board and as a member of the Board of Directors of the Company. Mr. Simpson’s resignation is due to the expected demands of his new position as CEO, President, and a director of another company, and did not result from any disagreement with the Company. Mr. Simpson’s Consulting Agreement with the Company was also terminated effective September 10, 2021, by mutual agreement.

Also, due to the time commitments required for his other ventures, on September 10, 2021, Jeffrey C. Lightcap resigned as a director of the Company, effective immediately. Mr. Lightcap’s resignation was not due to any disagreement with the Company.

On September 14, 2021, based on the recommendation of the Nominating and Governance Committee, the Board elected Sheryl L. Conley Chair of the Board of the Company, effective immediately. Ms. Conley will receive an annual fee of $100,000 for services as Chair, with such amount prorated for the 2021-2022 director service year. This amount will be in lieu of the annual cash retainer provided to non-executive directors.

In addition, on September 14, 2021, Ms. Conley resigned from the Compensation Committee and was appointed to replace Mr. Lightcap on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGALIGN HOLDINGS, INC.

Date: September 15, 2021	By:	/s/ Joshua H. DeRienzis
Name: Joshua H. DeRienzis
Title: Chief Legal Officer and Corporate Secretary